Exhibit 1: Income Statement (Fourth Quarter 2004)

		Ch$ millions		US$ millions (1)
		Q4'04	Q4'03	Q4'04	Q4'03	% Change

Net sales		126,499	120,956	226.9	217.0	4.6%

Cost of goods sold		(58,664)	(53,369)	(105.2)	(95.7)	9.9%
	% of sales	46.4%	44.1%	46.4%	44.1%

Gross profit		67,835	67,587	121.7	121.3	0.4%
	% of sales	53.6%	55.9%	53.6%	55.9%

SG&A		(45,113)	(45,092)	(80.9)	(80.9)	0.0%
	% of sales	35.7%	37.3%	35.7%	37.3%

Operating income		22,722	22,494	40.8	40.4	1.0%
	% of sales	18.0%	18.6%	18.0%	18.6%

Non-operating result
	Financial income	11	369	0.0	0.7	-97.1%
	Equity in NI of rel. companies	167	135	0.3	0.2	23.0%
	Other non-operating income	3,357	1,104	6.0	2.0	204.1%
	Amortization of goodwill	(468)	(477)	(0.8)	(0.9)	-1.8%
	Interest expenses	(1,303)	(1,763)	(2.3)	(3.2)	-26.1%
	Other non-operating expenses	(1,283)	(1,831)	(2.3)	(3.3)	-29.9%
	Price level restatement	(164)	(1,954)	(0.3)	(3.5)	-91.6%
	Currency exchange result	308	1,129	0.6	2.0	-72.7%
	Total	624	(3,288)	1.1	(5.9)	NM

Income before taxes		23,346	19,207	41.9	34.5	21.6%
	Income taxes	717	(1,012)	1.3	(1.8)	NM
	Tax rate	-3.1%	5.3%	-3.1%	5.3%

Minority interest		(646)	368	(1.2)	0.7	NM

Amort. of negative goodwill		7	7	0.0	0.0	-4.0%

Net income		23,424	18,570	42.0	33.3	26.1%
	% of sales	18.5%	15.4%	18.5%	15.4%

Earnings per share		73.54	58.31	0.13	0.10	26.1%
Earnings per ADR		367.72	291.53	0.66	0.52

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		8,878	9,145	15.9	16.4	-2.9%
Amortization		481	434	0.9	0.8	11.0%
EBITDA		32,081	32,073	57.6	57.5	0.0%
	% of sales	25.4%	26.5%	25.4%	26.5%

Capital expenditures		7,006	4,136	12.6	7.4	69.4%

(1) Exchange rate: US$1.00 = Ch$557.40